Exhibit 99.7

MEMBERSHIP iNTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is made and entered into as of June 7, 2023, by and among the Cathy L. Scroggs Trust dated April 18, 2017, as amended (“Scroggs”), the Susan H. Robbins share created under the Robbins Joint Revocable Trust dated March 7, 2017, as amended (“Robbins” and, together with Scroggs, the “Sellers”) and the Karen Cray Seaberg Revocable Trust dated May 15, 1992, as amended (the “Buyer”).

PREAMBLE

Each of Scroggs and Robbins is currently the owner of a 33 1/3% Membership Interest in Cray Family Management, LLC, a Kansas limited liability company (the “Company”). The Company is the general partner of Cray MGP Holdings, LP, a Kansas limited partnership (the “Partnership”). Buyer is the only other member of the Company. Sellers wish to sell and Buyer wishes to buy all of the Sellers’ Membership Interests in the Company (the “Subject Interests”) for the purchase price and on such other terms as stated in this Agreement.

In consideration of the premises, the parties agree as follows:

1.       Sale of Membership Interest. Effective on the Closing Date (as defined below), Sellers shall sell and transfer to Buyer, and Buyer shall buy and acquire from Sellers, the Subject Interests, all on the terms and conditions set forth herein. The Subject Interests include any and all rights associated with the Sellers’ Membership Interests in the Company, including without limitation, all rights to participate in management and governance of the Company and any economic interest (subject to the terms of the Company’s Operating Agreement dated as of September 25, 2012 (the “Operating Agreement”)).

2.       Purchase Price. The purchase price for each Seller’s Subject Interest shall be $754,144.04 (the “Purchase Price”). Buyer shall pay the Purchase Price to each Seller at Closing (defined below), in immediately available funds to an account designated by the respective Seller.

3.       Closing. The closing of the purchase and sale of the Subject Interests (the “Closing”) shall be (i) subject to the satisfaction of all the closing conditions under those certain Redemption Agreements dated of even date herewith by and among the Company, the Partnership, and the other respective parties thereto (collectively, the “Redemption Agreements”), and (ii) effective as of the same date as the First Closing Date (as defined in the Redemption Agreements) (the “Closing Date”). At Closing, each Seller shall execute and deliver a Bill of Sale and Assignment in favor of Buyer in the form attached hereto as Exhibit A and Buyer shall deliver the Purchase Price to each Seller. The transactions contemplated at Closing hereunder shall occur concurrently with the transactions contemplated for the First Closing Date (as defined in the Redemption Agreements) under the Redemption Agreements.

4.       Sellers’ Representations and Warranties. Each of the Sellers represents and warrants to Buyer as follows:

4.1       Membership Interest. Seller is the sole owner of the Subject Interest, and the Subject Interest is free and clear of all liens or encumbrances of any kind or nature, other than as contemplated in the Operating Agreement. Other than as set forth in the Operating Agreement, there are no outstanding subscriptions, warrants, calls, commitments, pledges, security agreements, restrictions against transfer, voting trusts or arrangements of any kind with respect to the Subject Interest or transfer of the Subject Interest. Seller is not owed any amount by the Company for distributions, for wages, salaries or other compensation for services rendered, for expense reimbursements, or for loans or advances made by Seller to the Company.

4.2       Purchase Price. Seller acknowledges that the Purchase Price represents a fair and accurate value for the Subject Interest as of the Closing, and that Seller has agreed to sell the Subject Interest for said price of Seller’s own free will and volition.

4.3       Consents. Except as contemplated in the Operating Agreement, the execution, delivery and performance of this Agreement by Seller does not require the consent of any third party.

4.4       Authorization of Agreement, etc. Seller has the full capacity, power and authority to execute and deliver this Agreement. This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent (i) such enforceability is limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting generally the enforcement of creditors, rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Seller is not the subject of any bankruptcy proceeding and is not contemplating the filing of any bankruptcy proceeding.

4.5       Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and the performance of Seller’s obligations hereunder will not conflict with, or result in any violation of or default under, any agreement or other instrument to which Seller is a party or bound or any permit, franchise, judgment, decree, statute, rule or regulation applicable to Seller.

5.       Buyer’s Representations and Warranties and Further Agreement. Buyer represents and warrants to, and further agrees with, each Seller as follows:

5.1       Consents. The execution, delivery and performance of this Agreement by Buyer does not require the consent of any third party.

5.2       Authorization of Agreement, etc. Buyer has the full capacity, power and authority to execute and deliver this Agreement. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent (i) such enforceability is limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting generally the enforcement of creditors, rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Buyer is not the subject of any bankruptcy proceeding and is not contemplating the filing of any bankruptcy proceeding.

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5.3       Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and the performance by Buyer of its obligations hereunder will not conflict with, or result in any violation of or default under, any agreement or other instrument to which Buyer is a party or bound or any permit, franchise, judgment, decree, statute, rule or regulation applicable to Buyer.

5.4       Adequacy of Consideration. Buyer understands, acknowledges, and agrees that Buyer and Sellers have voluntarily negotiated the Purchase Price to be paid by Buyer for each Seller’s Subject Interest. Buyer hereby acknowledges and agrees that the consideration to be paid in exchange for each Seller’s Subject Interest constitutes fair and adequate consideration for such Subject Interest.

6.       Survival of Representations and Warranties. The respective representations and warranties of Sellers and of Buyer contained herein are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or the occurrence of the Closing. Each and every such representation and warranty shall survive the Closing.

7.       CLAIMs. Effective upon the Closing Date, each Seller shall be deemed to have waived and released any and all claims and causes of action that such Seller may then have against the Company and/or the Buyer in any way relating to the Company and/or its operations or affairs through the Closing Date.

8.       TAX TREATMENT. Buyer and Sellers agree that, for U.S. federal and all applicable state and local income tax purposes, the purchase and sale of the Subject Interests pursuant to this Agreement shall be treated as a sale of partnership interests by Sellers and as a purchase of assets by Buyer, in accordance with Situation 1 of Rev. Rul. 99-6, 1991-1 C.B. 432 (Jan. 15, 1999). Neither Buyer nor Sellers shall take any position inconsistent with such treatment on any tax return or the course of any tax audit, review, or administrative or judicial proceeding, unless otherwise required by law.

9.       Reallocation of Percentage Interests. From and after the Closing Date, the Percentage Interests of the Members of the Company shall be:

Buyer	_100%

10.       Miscellaneous.

10.1       Governing Law; Venue. The validity, construction, enforcement, and interpretation of this Agreement, and any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, shall be governed by and interpreted in accordance with the laws of the State of Kansas, without giving effect to any choice of law principles that would require the application of the laws of a different state.

10.2 Benefit. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.

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10.3       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.4       Actions Necessary to Complete Transaction. Each party hereby agrees to execute and deliver all such other documents or instruments and to take any actions as may be reasonably required in order to effectuate the transactions contemplated by this Agreement.

10.5       Waiver. A waiver by any party of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other breach of such term or condition, nor shall the failure of a party to enforce such provision constitute a waiver of such provision or of any other provision, nor shall such action be deemed a waiver or release of any other party for any claims arising out of or connected with this Agreement.

10.6       Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. There are no other restrictions, promises, representations, warranties, covenants or undertakings. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and may not be revised or amended in any respect without a written agreement signed by the parties hereto. Headings of paragraphs and sections of this Agreement are inserted for the convenience of the parties and shall not be construed as part of this Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the parties hereto.

[SIGNATURE PAGE FOLLOWS]

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The parties are signing this Membership Interest Purchase Agreement, with the intent to be legally bound as of the date first set forth above.

SELLERS:

Cathy L. Scroggs Trust dated April 18, 2017, as amended

By:	/s/ Cathy L. Scroggs, Trustee
Cathy L. Scroggs, Trustee

Susan H. Robbins share created under the Robbins Joint Revocable Trust dated March 7, 2017, as amended

By:	/s/ Susan H. Robbins, Trustee
Susan H. Robbins, Trustee

BUYER:

Karen Cray Seaberg Revocable Trust dated May 15, 1992, as amended

By:	/s/ Karen Seaberg, Trustee
Karen Seaberg, Trustee

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Exhibit A

BILL OF SALE AND ASSIGNMENT OF MEMBERSHIP INTEREST

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _______________ (“Seller”) hereby transfers and assigns to the Karen Cray Seaberg Revocable Trust dated May 15, 1992, as amended (“Buyer”), all of Seller’s right, title and interest as a member in Cray Family Management, LLC, a Kansas limited liability company (the “Company”), consisting of a 33 1/3% Membership Interest and the related Capital Account balance and all other interests of Seller in or claims against the Company and its assets.

To have and hold the same, unto Buyer, free and clear of all liens, claims and encumbrances (other than the Operating Agreement of the Company).

Dated as of September [__], 2023.

[Name of Seller]